FIRST AMENDMENT TO
DEFERRED COMPENSATION AGREEMENT

THIS AMENDMENT to the Deferred Compensation Agreement (the “Agreement”) by and between Simmons First National Corporation (“Employer”) and Jennifer B. Compton (“Employee”), provides as follows, WITNESSETH:

WHEREAS, Employer and Employee entered into the Agreement effective February 28, 2017; and

WHEREAS, Employer and Employee wish to amend the Agreement to correct certain inadvertent errors contained in the Agreement.

NOW, THEREFORE, for and in consideration of the premises and Employee’s continued employment, effective as of July 27, 2022, the Agreement is amended as follows:

1.The definition of Final Average Compensation in Section 1 shall be deleted in its entirety and the following is substituted in lieu thereof:

Final Average Compensation – The average of the sum of the salary and cash bonus (inclusive of all discretionary bonuses and cash incentive programs in which Employee participated) for the last five (5) consecutive, completed calendar years of service. Stock options, restricted stock or other equity compensation grants, programs or plans shall not be included in the computation of Final Average Compensation. However, all sums earned under the SFNC Executive Incentive Plan (or its equivalent) (“EIP”) shall be considered as cash compensation, even if in future years some part or all of the EIP may be paid in stock rather than cash.

2. All other provisions of the Agreement shall remain in effect.

IN WITNESS WHEREOF, the parties have executed this instrument this 27th day of July 2022 to be effective as provided above.

SIMMONS FIRST NATIONAL CORPORATION

By: /s/ Bob Fehlman

Bob Fehlman, President and COO

By: /s/ Jennifer Compton

Name: Jennifer B. Compton